As filed with the Securities and Exchange Commission on October 3, 2025.

Registration Statement No. 333-288525

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

AMENDMENT NO. 3
to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BioVie Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	46-2510769
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

680 W Nye Lane, Suite 201

Carson City, NV 89703

(775) 888-3162

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cuong Do

Chief Executive Officer

c/o BioVie Inc.

680 W Nye Lane, Suite 201

Carson City, NV 89703

(775) 888-3162

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Stephen E. Older, Esq.

Carly E. Ginley, Esq.

McGuireWoods LLP

1251 Avenue of the Americas

20th Floor

New York, NY 10020

(212) 548-2100

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

EXPLANATORY NOTE

BioVie Inc. (the “Company”) previously filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (Registration No. 333-288525), which was declared effective by the SEC on August 7, 2025 (as amended, the “Registration Statement”). This Post-Effective Amendment No. 2 (this “Amendment”) to the Registration Statement pertains solely to the issuance by the Company of 380,000 shares of common stock, $0.0001 par value per share (“Common Stock”), underlying pre-funded warrants (the “Pre-Funded Warrants”) and 6,000,000 shares of Common Stock underlying warrants (the “Warrants”), in each case previously issued by the Company in a firm commitment underwritten offering on August 11, 2025. The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and Warrants were initially registered on the Registration Statement. No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The Company is filing this Amendment to (i) update the contents of the prospectus contained in the Registration Statement pursuant to Section 10(a)(3) of the Securities Act in respect of the continuous offering pursuant to Rule 415 of the shares of Common Stock described above, (ii) incorporate by reference the Company’s reports filed by the Company pursuant to the Securities and Exchange Act of 1934, as amended (the “Reports”), and (iii) to provide for forward incorporation by reference into the Registration Statement of Reports filed after the effective date of this Amendment, as permitted for smaller reporting companies (as defined in Rule 405 under the Securities Act) pursuant to Item 12(b) of Form S-1.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 3, 2025

380,000 Shares of Class A Common Stock Underlying Previously Issued Pre-Funded Warrants

6,000,000 Shares of Class A Common Stock Underlying Previously Issued Warrants

BioVie Inc.

This prospectus relates to the offer and sale by BioVie Inc. of up to 380,000 shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”), underlying pre-funded warrants (“Pre-Funded Warrants”) and up to 6,000,000 shares of Common Stock underlying warrants (“Warrants”), in each case previously issued by us in a firm commitment underwritten offering on August 11, 2025. The Pre-Funded Warrants are issuable at a nominal exercise price of $0.0001 per share and the Warrants are issuable at an exercise price of $2.50 per share. We are not selling any shares of our Common Stock in this offering other than pursuant to the exercise of outstanding Pre-Funded Warrants and Warrants. We will receive proceeds of approximately $15.0 million if all of the currently outstanding Pre-Funded Warrants and Warrants are exercised.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BIVI” and the Warrants are listed on Nasdaq under the symbol “BIVIW.” On October 2, 2025, the last reported sales price of our Common Stock on Nasdaq was $2.00 per share and the last reported sales price of our Warrants on Nasdaq was $0.44 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus . Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2025

ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto. You should not assume that the information contained in this prospectus or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any related free writing prospectus is delivered, or securities are sold, on a later date. This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed or have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus supplement under the heading “Where You Can Find More Information.”

You should rely only on the information that we have included or incorporated by reference in this prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

For investors outside the United States (“U.S.”): We have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S.

References to the “Company,” “BioVie,” “we,” “us,” “our” and similar terms in this prospectus are to BioVie Inc. and its consolidated subsidiaries, unless the context otherwise requires. This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.

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Prospectus Summary

This summary highlights certain information about us and certain information contained elsewhere in this prospectus and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of the Company, you should read and consider carefully the more detailed information included in this prospectus and in the documents incorporated by reference herein, including the factors described under the heading “Risk Factors” on page 7 of this prospectus and in the documents incorporated by reference herein, before making an investment decision.

Overview of the Company

We are a clinical-stage company developing innovative drug therapies for the treatment of neurological and neurodegenerative disorders and advanced liver disease.

Neurodegenerative Disease Program

The Company acquired the biopharmaceutical assets of NeurMedix, Inc. (“NeurMedix”) a privately held clinical-stage pharmaceutical company and a related party in June 2021. The acquired assets included NE3107 (or “bezisterim”). Bezisterim, the approved generic name for NE3107 is an investigational, novel, orally administered small molecule that is thought to inhibit inflammation-driven insulin resistance and major pathological inflammatory cascades with a novel mechanism of action. There is emerging scientific consensus that both inflammation and insulin resistance may play fundamental roles in the development of Alzheimer’s disease (“AD”) and Parkinson’s disease (“PD”), and bezisterim could, if approved by the U.S. Food and Drug Administration (“FDA”), represent an entirely new medical approach to treating these devastating conditions affecting an estimated 6 million Americans suffering from AD , 1 million Americans suffering from PD and Long COVID affects approximately 20 million adults in the US, and millions more worldwide.

In neurodegenerative disease, the Company’s drug candidate bezisterim is an orally bioavailable, Blood Brain Barrier (“BBB”)-permeable, and anti-inflammatory agent that is an insulin-sensitizer. In addition, it is not immunosuppressive and has a low risk of drug-drug interaction. Bezisterim inhibits activation of inflammatory extracellular single regulated kinase (“ERK”) and nuclear factor kappa-light-chain-enhancer of activated B cells (“NFκB”) (including interactions with tumor necrosis factor (“TNF”) signaling and other relevant inflammatory pathways) that lead to neuroinflammation and insulin resistance. By binding to ERK and selectively modulating NFκB activation and TNF-α production bezisterim does not interfere with their homeostatic functions, BioVie believes that bezisterim may offer clinical improvements in several disease indications, including PD, AD and long COVID.

BioVie has conducted and reported efficacy data on its Phase 3 randomized, double-blind, placebo-controlled, parallel-group, multicenter study to evaluate bezisterim in patients who have mild-to-moderate AD (NCT04669028). Results of a Phase 2 investigator-initiated trial (NCT05227820) showing bezisterim-treated patients experienced improved cognition and biomarker levels were presented at the Clinical Trials on Alzheimer’s Disease (CTAD) annual conference in December 2022. A Phase 2 study of bezisterim in PD (NCT05083260) has been completed, and data presented at the AD/PD™ 2023 International Conference on Alzheimer’s and Parkinson’s Diseases and related neurological disorders in Gothenburg, Sweden in March 2023 showed significant improvements in “morning on” symptoms and clinically meaningful improvement in motor control in patients treated with a combination of bezisterim and levodopa vs. patients treated with levodopa alone, and no drug-related adverse events.

In long COVID, bezisterim has the potential to reduce neurological symptoms including fatigue and cognitive dysfunction. Persistently circulating viral spike proteins are believed to trigger TLR-4 driven activation of NFκB and the subsequent expression of inflammatory cytokines (IL-6, TNF, IFNg).

A. Parkinson’s Disease (NCT05083260)

Parkinson’s disease (PD) is a progressive neurodegenerative disease most often characterized by tremors, muscle rigidity, slowness of movement, postural instability, and difficulties with speech. Compelling evidence implicates inflammation and insulin resistance in the initiation and progression of the disease - likely both due to their respective roles in dopamine dysfunction in the brain and neurodegeneration. Current therapeutic approaches provide only symptomatic relief, but do not modify disease progression.

PD is driven in large part by neuroinflammation and activation of brain microglia, leading to increased proinflammatory cytokines (particularly TNF). Multiple daily administrations of levodopa (converted to dopamine in the brain) is the current standard of care treatment for this movement disorder. However, levodopa effectiveness diminishes over time necessitating increased dosage and prolonged daily administration leads to side effects of uncontrolled movements called levodopa-induced dyskinesia, commonly referred to as LID, which is exacerbated by high dose levodopa. Although levodopa provides symptomatic benefit, it does not slow PD progression.

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The Company designed a new Phase 2b study of bezisterim as a potential first line therapy to treat patients with new onset PD. This trial will be evaluating the safety and efficacy of bezisterim on motor and non-motor symptoms in patients with PD who haven’t been treated with carbidopa/levodopa. The PD Phase 2b study comprises a multicenter, randomized, double-blind, placebo-controlled trial with a hybrid decentralized design will last 20 weeks from the initial screening phase to the safety follow up. In July 2024, the Company submitted the new protocol and received a response from the FDA permitting the Company to proceed with the study. The trial commenced in April 2025.

The Phase 2 study of bezisterim for the treatment of PD (NCT05083260) that completed in December 2022, was a double-blind, placebo-controlled, safety, tolerability, and pharmacokinetics study in PD participants treated with carbidopa/levodopa and bezisterim. Forty-five patients with a defined L-dopa “off state” were randomized 1:1 to placebo: bezisterim 20 mg twice daily for 28 days. This trial was launched with two design objectives: 1) the primary objective was safety and a drug-drug interaction study as requested by the FDA to measure the potential for adverse interactions of bezisterim with carbidopa/ levodopa; and 2) the secondary objective was to determine if preclinical indications of promotoric activity and apparent enhancement of levodopa activity could be seen in humans. Both objectives were met.

B. Long COVID Program

About Long COVID

Long COVID is a condition in which symptoms of COVID-19, the acute respiratory disease caused by the SARS-CoV-2 virus, persist for an extended period, generally three months or more. Common symptoms include lingering loss of smell and taste, extreme fatigue, and “brain fog,” though persistent cardiovascular and respiratory problems, muscle weakness, and neurologic issues have also been documented.

Approximately 20 million individuals in the U.S. currently or previously have long COVID, with millions more impacted worldwide. Studies estimate that approximately 10-30% of individuals who contract COVID-19 experience lingering symptoms for months or even years, with fatigue, brain fog, and cognitive impairment significantly impacting daily functioning and quality of life. Despite the growing recognition of long COVID as a serious condition, treatment options remain limited, and many patients struggle to find effective relief for their symptoms. The loss in quality of life and earnings and increased medical costs has an enormous economic impact estimated to be $3.7 trillion. To date there are no non-pharmacological or pharmacological therapies proven effective for treatment of long COVID.

In April 2024, the Company was awarded a clinical trial grant of $13.1 million from the U.S. Department of Defense (“DOD”), awarded through the Peer Reviewed Medical Research Program of the Congressionally Directed Medical Research Programs. In August 2024, the FD&A and the U.S. Army Medical Research and Development Command, Office of Human Research Oversight (“OHRO”) approved the Company’s plan, including the FDA approving the associated Investigation New Drug Application (“IND”), to evaluate bezisterim for the treatment of neurological symptoms that are associated with long COVID.

The Phase 2 ADDRESS-LC study, which is fully funded by a grant from the DOD, is a randomized (1:1), placebo-controlled, multicenter trial evaluating the efficacy, safety and tolerability of bezisterim in adult participants with long COVID who have cognitive impairment sequelae and fatigue. Individuals who have been diagnosed with long COVID and have neurocognitive dysfunction and self-reported fatigue may meet qualification criteria and can visit www.addressLC.com to learn more. The trial commenced in May 2025.

C. Alzheimer’s Disease (NCT05083260)

On November 29, 2023, the Company announced the analysis of its unblinded, topline efficacy data from its Phase 3 clinical trial (NCT04669028) of bezisterim in the treatment of mild to moderate AD. The study had co-primary endpoints measuring cognitive impairment using the Alzheimer’s Disease Assessment Scale-Cognitive Scale (ADAS-Cog 12) and function using the Clinical Dementia Rating-Sum of Boxes (CDR-SB). Patients were randomly assigned, 1:1 versus placebo, to receive sequentially 5 mg of bezisterim orally twice a day for 14 days, then 10 mg orally twice a day for 14 days, followed by 26 weeks of 20 mg orally twice daily.

Upon trial completion, as the Company began the process of unblinding the trial data, the Company found significant deviation from protocol and current good clinical practices (“cGCPs”) violations at 15 study sites (virtually all of which were from one geographic area). This highly unusual level of suspected improprieties led the Company to exclude all patients from these sites and to refer the sites to the FDA Office of Scientific Investigations (“OSI”) for potential further action. After the patient exclusions, 81 patients remained in the Modified Intent to Treat population, 57 of whom were in the Per-Protocol population which included those who completed the trial and were verified to take study drug from pharmacokinetic data.

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The trial was originally designed to be 80% powered with 125 patients in each of the treatment and placebo arms. The unplanned exclusion of so many patients left the trial underpowered for the primary endpoints. In the Per-Protocol population, which included those patients who completed the trial and who were further verified to have taken the study drug (based on pharmacokinetic data), an observed descriptive change from baseline appeared to suggest a slowing of cognitive decline; these same patients experienced an advantage in age deceleration vs. placebo as measured by DNA epigenetic changes. Age deceleration is used by longevity researchers to measure the difference between the patient’s biological age, in this case as measured by the Horvath DNA methylation Skin Blood Clock, relative to the patient’s actual chronological age. This test was a non-primary/secondary endpoint, other-outcome measure, done via blood collected at week 30 (end of study). Additional DNA methylation data continues to be collected and analyzed.

Liver Cirrhosis Program

In liver disease, our investigational drug candidate BIV201 (continuous infusion terlipressin), which was granted both FDA Fast Track designation status and FDA Orphan Drug Status, is being evaluated as a treatment option for patients suffering from ascites and other life-threatening complications of advanced liver cirrhosis caused by non-alcoholic steatohepatitis (NASH), hepatitis, and alcoholism. The initial target for BIV201 therapy was refractory ascites. These patients suffer from frequent life-threatening complications, generate more than $5 billion in annual treatment costs, and have an estimated 50% mortality rate within 6 to 12 months.

After receiving guidance from the FDA regarding the design of Phase 3 clinical testing of BIV201 for the treatment of patients with cirrhosis and ascites, the Company is now targeting a broader ascites patient population. The Company is currently finalizing the protocol design for the Phase 3 study of BIV201 with a focus on demonstrating clinical benefit through a composite primary endpoint of complications and disease progression in patients with cirrhosis and ascites who have recently recovered from acute kidney injury (“AKI”). This patient population is not limited to those having refractory ascites. BIV201 is administered as a patent-pending liquid formulation with patents issued in the U.S., China, Japan, Chile and India to date. Ascites is a common complication of advanced liver cirrhosis involving the accumulation of large volumes of fluid in the abdomen, often exceeding five liters, due to liver and kidney dysfunction. BIV201 is a continuous infusion of terlipressin, a drug used in over 40 countries to treat related complications of liver cirrhosis (Type 1 hepatorenal syndrome and bleeding esophageal varices) that was approved in the U.S. in 2022 (to improve kidney function in adults with hepatorenal syndrome with rapid reduction in kidney function) but is not approved in Japan. With its novel room temperature stable formulation in a pre-filled syringe, we believe BIV201 could potentially provide a superior terlipressin drug delivery system throughout the world. The goal of BIV201 therapy is to target the pathophysiology that contributes to ascites production, acute kidney injury and complications of cirrhosis that are associated with significant mortality.

In June 2021, BioVie initiated a Phase 2 study (NCT04112199) designed to evaluate the efficacy of BIV201 (terlipressin, administered by continuous infusion for two 28-day treatment cycles) combined with standard-of-care (“SOC”), compared to SOC alone, for the treatment of refractory ascites. The primary endpoints of the study were the incidence of ascites-related complications and change in ascites fluid accumulation during treatment compared to a pre-treatment period. By October 12, 2022, there were 15 patients enrolled for treatment and the last patient completed treatment on May 8, 2023. In March 2023, enrollment was paused and that data from the first 15 patients treated with BIV201 plus SOC appeared to show at least a 30% reduction in ascites fluid during the 28 days after treatment initiation compared to the 28 days prior to treatment. The change in ascites volume was significantly different from those patients receiving SOC treatment. Patients who completed the treatment with BIV201 experienced a 53% reduction in ascites fluid, which was sustained (43% reduction) during the three months after treatment initiation as compared to the three-month pre-treatment period. In June 2023 and December 2024, BioVie received guidance from the FDA regarding the design and endpoints for definitive Phase 3 clinical testing of BIV201.

Our proprietary novel liquid formulation of terlipressin is designed to improve convenience for outpatient administration and avoid potential formulation errors when pharmacists reconstitute the current powder version of terlipressin. To date, analytical testing results have confirmed room temperature stability of the prefilled syringe in storage for 2 years, with the potential for up two years stability. Room temperature storage presents a key product differentiation versus terlipressin products in countries where the drug is approved. To the best of the Company’s knowledge, all other terlipressin products sold globally must be stored under refrigeration and there is no prefilled syringe format of terlipressin available for treating patients in these countries. BioVie has also filed a Patent Cooperation Treaty (“PCT”) application covering our novel liquid formulations of terlipressin (international patent application PCT/US2020/034269, published as WO2020/237170) and to date patents have been granted in the U.S. (Patent no. 12,156,898), India (Patent No. 540813), Chile (Patent No. 68.965), China (Patent No. ZL 202080050758.X), and Japan (7579811).

We believe BIV201 (continuous infusion terlipressin) has the potential to improve the health of thousands of patients suffering from life-threatening complications of liver cirrhosis due to hepatitis, nonalcoholic steatohepatitis, and alcoholism. The FDA has granted Fast-Track status and Orphan Drug designation for ascites (due to all etiologies except cancer), which is the most common complication related to liver cirrhosis and represents a significant unmet medical need. Patients with cirrhosis and ascites account for an estimated 116,000 U.S. hospital discharges annually, with frequent early readmissions. According to the HCUP Nationwide Readmissions Database 2016, those requiring paracentesis (removal of ascites fluid) experience an average hospital stay lasting eight days incurring over $86,000 in medical costs. This translates into a total potentially addressable ascites market size for BIV201 therapy exceeding $650 million based on Company estimates.

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The FDA has never approved any drug specifically for treating ascites. After receiving guidance from FDA in 2023 and again in 2025, the Company is currently finalizing the protocol design for a Phase 3 study of BIV201 with a focus on demonstrating clinical benefit through a composite primary endpoint of complications and disease progression in patients with cirrhosis and ascites who have recently recovered from AKI.

The BIV201 development program was initiated by LAT Pharma LLC. On April 11, 2016, BioVie acquired LAT Pharma LLC and the rights to its BIV201 development program and currently owns all development and marketing rights to this drug candidate. Pursuant to the Agreement and Plan of Merger entered into on April 11, 2016, between predecessor entities, LAT Pharma LLC and NanoAntibiotics, Inc., BioVie is obligated to pay a low single digit royalty on net sales of BIV201 (continuous infusion terlipressin) to be shared among LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc. Pursuant to the separation agreement to be entered into between the Company and BioVie, the Company will assume the royalty agreement and will be obligated to pay 5.0% on net sales of BIV201 (continuous infusion terlipressin) to be shared among LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc.

Corporate Information

Our principal executive office is located at 680 W. Nye Lane, Suite 201, Carson City, Nevada 89703, and our phone number is (775) 888-3162. Our corporate website address is located at www.bioviepharma.com. The information on or accessed through our website is not incorporated in this prospectus or the registration statement of which this prospectus forms a part.

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The Offering

Securities offered by us:

Up to 380,000 shares of Common Stock issuable upon exercise of outstanding Pre-Funded Warrants and up to 6,000,000 shares of Common Stock issuable upon exercise of outstanding Warrants. Each Pre-Funded Warrant entitles the holder to purchase one share of Common Stock at a nominal exercise price of $0.0001 per share and may be exercised at any time until exercised in full. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $2.50 per share and expires on August 11, 2030. The terms of the Warrants are governed by a warrant agent agreement, dated as of August 11, 2025, between us and West Coast Stock Transfer, Inc., as the warrant agent.

For additional information regarding the terms of the Pre-Funded Warrants and Warrants, see “Description of Securities.”

Common Stock to be outstanding after this offering:	13,917,480 shares (assuming full exercise of the Pre-Funded Warrants and Warrants).

Use of proceeds:	We will receive approximately $15.0 million if all of the currently outstanding Pre-Funded Warrants and Warrants are exercised. We intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” and the documents incorporated by reference herein for a discussion of the factors you should consider carefully before you decide to invest in our securities.

Listing:	Our Common Stock is listed on Nasdaq under the symbol “BIVI” and the Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BIVIW.”

The number of shares of our Common Stock to be outstanding after this offering is based on 7,537,480 shares of our Common Stock outstanding as of September 30, 2025, and excludes:

•	84,872 shares of our Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $286.20 per share;

•	8,307,038 shares of our Common Stock issuable upon the exercise of outstanding warrants (other than the Warrants and Pre-Funded Warrants) at a weighted average exercise price of $5.99 per share;

•	5,457 shares of our Common Stock issuable upon vesting of restricted stock units issued under our equity incentive plan.

Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise of outstanding options or warrants.

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Risk Factors

Investing in our Common Stock involves a high degree of risk. Before deciding whether to invest in our Common Stock, you should consider carefully the risks and uncertainties discussed under the sections titled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, as well as any amendments thereto reflected in our subsequent filings with the SEC, which are incorporated by reference into this prospectus, together with other information in this prospectus, the documents incorporated by reference herein, and any prospectus supplement and any free writing prospectus that we may authorize. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to this Offering and Our Common Stock

Our stock price is and may continue to be volatile and you may not be able to resell our Common Stock at or above the price you paid.

The market price for our Common Stock is volatile and may fluctuate significantly in response to a number of factors, many of which we cannot control, such as quarterly fluctuations in financial results, the timing and our ability to advance the development of our product candidates or changes in securities analysts’ recommendations could cause the price of our stock to fluctuate substantially. In addition, stock markets generally have recently experienced volatility. Our stock price is likely to experience significant volatility in the future. The price of our Common Stock may decline and the value of any investment in our Common Stock may be reduced regardless of our performance. Further, the daily trading volume of our Common Stock has historically been relatively low. As a result of the historically low volume, our shareholders may be unable to sell significant quantities of Common Stock in the public trading markets without a significant reduction in the price of our shares of Common Stock. Each of these factors, among others, could harm your investment in our Common Stock and could result in your being unable to resell the shares of our Common Stock that you purchase at a price equal to or above the price you paid.

In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

We do not intend to pay dividends on our Common Stock, so any returns will be limited to the value of our Common Stock.

We currently anticipate that we will retain any future earnings to finance the continued development, operation and expansion of our business. As a result, we do not anticipate declaring or paying any cash dividends or other distributions in the foreseeable future. If we do not pay dividends, our Common Stock may be less valuable because stockholders must rely on sales of their Common Stock after price appreciation, which may never occur, to realize any gains on their investment.

You may experience future dilution as a result of future equity offerings or if we issue shares subject to options, warrants, stock awards or other arrangements.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in any other offering at a price per share that is less than the current market price of our securities, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The sale of additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock would dilute all of our stockholders, and if such sales of convertible securities into or exchangeable into our Common Stock occur at a deemed issuance price that is lower than the current exercise price of our outstanding warrants sold to Acuitas Group Holdings, LLC (“Acuitas”) in August 2022 (the “Acuitas Warrants”), the exercise price for those warrants would adjust downward to the deemed issuance price pursuant to price adjustment protection contained within those warrants.

As of September 30, 2025, there were warrants outstanding to purchase an aggregate of 8,307,038 shares of our Common Stock at exercise prices ranging from $2.50 to $582.00 per share, 84,872 shares issuable upon exercise of outstanding options at exercise prices ranging from $19.00 to $4,209.00 per share and restricted stock units totaling 5,457. We may also grant additional options, warrants or equity awards. To the extent such shares are issued, the interest of holders of our Common Stock will be diluted.

Moreover, we are obligated to issue shares of our Common Stock upon achievement of certain clinical, regulatory and commercial milestones with respect to certain of our drug candidates (i.e., bezisterim (NE3107), NE3291, NE3413, and NE3789) pursuant to the asset purchase agreement, dated April 27, 2021, by and among the Company, NeurMedix and Acuitas, as amended on May 9, 2021. The achievement of these milestones could result in the issuance of up to 1.8 million shares of our Common Stock, further diluting the interest of holders of our Common Stock.

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We may, in the future, issue additional Common Stock, which would reduce investors’ percent of ownership and may dilute our share value.

As of September 30, 2025, our Articles of Incorporation, as amended, authorize the issuance of 800,000,000 shares of Common Stock, and we had 7,540,316 shares of our Common Stock issued and 7,537,480 shares of our Common Stock issued and outstanding. Accordingly, we may issue up to an additional 792,459,684 shares of Common Stock. The future issuance of Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing stockholders. We may value any Common Stock in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, might have an adverse effect on any trading market for our Common Stock and could impair our ability to raise capital in the future through the sale of equity securities.

There is a limited trading market for our Common Stock, which could make it difficult to liquidate an investment in our Common Stock, in a timely manner.

Our Common Stock is currently traded on Nasdaq. Because there is a limited public market for our Common Stock, investors may not be able to liquidate their investment whenever desired. We cannot assure that there will be an active trading market for our Common Stock and the lack of an active public trading market could mean that investors may be exposed to increased risk. In addition, if we failed to meet the criteria set forth in the regulations of the SEC, various requirements would be imposed by law on broker dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect its liquidity.

We will not, in the case of the Pre-funded Warrants, and may not, in the case of the Warrants, receive any meaningful additional funds upon the exercise of the Pre-funded Warrants or Warrants.

Each Pre-funded Warrant is exercisable until it is fully exercised at the nominal cash purchase price of $0.0001 per share. Accordingly, we will not receive any meaningful additional funds upon the exercise of the Pre-funded Warrants. In addition, each Warrant is exercisable until August 11, 2030 at the cash purchase price of $2.50 per share. Under certain circumstances, the Warrants may also be exercised through a “cashless exercise” procedure. As a result, we may not receive any meaningful additional funds upon the exercise of the Warrants. Further, the likelihood that holders will exercise their Warrants is highly dependent upon the trading price of our Common Stock. On October 2, 2025, the last reported sales price of our Common Stock on Nasdaq was $2.00 per share. If the trading price for our Common Stock is less than the exercise price of the Warrants, we believe holders of the Warrants will be unlikely to exercise their Warrants.

If there are any net proceeds from this offering, our management will have broad discretion over the use of such proceeds, may invest or spend any such proceeds in ways with which you may not agree and such proceeds may not yield a significant return.

Our management will have broad discretion over the use of proceeds, if any, from this offering. We currently intend to use the net proceeds of this offering as described in the section entitled “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds, if any, from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you are relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds will be used appropriately. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our Common Stock to decline, and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in short-term, interest-bearing instruments. These investments may not yield a favorable return, or any return, to us or our stockholders.

Any failure to maintain effective internal control over financial reporting could harm us.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. Under standards established by the Public Company Accounting Oversight Board (“PCAOB”), a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could be adversely affected and we could become subject to litigation or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

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The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws, which could have a materially adverse effect on our business.

Our officers have limited public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Exchange Act, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our Company.

We are considered a smaller reporting company that is exempt from certain disclosure requirements, which could make our stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•	Had a public float of less than $250 million as of the last business day of its most recently completed fiscal quarter, computed by multiplying the aggregate number of worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principle market for the common equity; or

•	In the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

•	In the case of an issuer who had annual revenue of less than $100 million during the most recently completed fiscal year for which audit financial statements are available, had a public float as calculated under paragraph (1) or (2) of this definition that was either zero or less than $700 million.

As a “smaller reporting company” we are not required and may not include a Compensation Discussion and Analysis section in our proxy statements; we provide only 3 years of business development information; and have other “scaled” disclosure requirements that are less comprehensive than issuers that are not “smaller reporting companies” which could make our stock less attractive to potential investors, which could make it more difficult for you to sell your shares.

We are subject to the periodic reporting requirements of the Exchange Act, which require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. Factors such as the number and type of transactions that we engage in and the complexity of our reports cannot accurately be determined at this time and may have a major negative effect on the cost and amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs is an expense to our operations and thus has a negative effect on our ability to meet our overhead requirements and earn a profit.

Because we do not intend to pay any cash dividends on our Common Stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

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We are authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our securities.

Our Articles of Incorporation authorize us to issue up to 10,000,000 shares of blank check preferred stock. Any preferred stock that we issue in the future may rank ahead of our Common Stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our Common Stock. Any preferred stock issued may contain provisions allowing those shares to be converted into shares of Common Stock, which could dilute the value of our Common Stock to current stockholders and could adversely affect the market price, if any, of our Common Stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our company. Although we have no present intention to issue any shares of our authorized preferred stock, there can be no assurance that we will not do so in the future.

Provisions in our Articles of Incorporation, our Bylaws, and Nevada law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our Common Stock.

Provisions of our Articles of Incorporation, our Bylaws, and Nevada law may have the effect of deterring unsolicited takeovers or delaying or preventing a change in control of our company or changes in our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. These provisions include:

•	the inability of stockholders to call special meetings;

•	the “business combinations” and “control share acquisitions” provisions of Nevada law, to the extent applicable, could discourage attempts to acquire our stockholders stock even on terms above the prevailing market price; and

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could include the right to approve an acquisition or other change in our control or could be used to institute a rights plan, also known as a poison pill, that would dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors.

The existence of the forgoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

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Cautionary Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “may,” “will,” “could,” “leading,” “intend,” “contemplate,” “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. The section in this prospectus entitled “Risk Factors” and the sections in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. Forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements with respect to:

-	our limited operating history and experience in developing and manufacturing drugs;

-	none of our products are approved for commercial sale;

-	our substantial capital needs;

-	product development risks;

-	our lack of sales and marketing personnel;

-	regulatory, competitive and contractual risks;

-	no assurance that our product candidates will obtain regulatory approval or that the results of clinical studies will be favorable;

-	risks related to our intellectual property rights;

-	the volatility of the market price and trading volume in our Common Stock;

-	the risk that our Common Stock will be delisted from Nasdaq;

-	the absence of liquidity in our Common Stock;

-	the risk of substantial dilution from future issuances of our equity securities; and

-	the other risks set forth herein and in the documents incorporated by reference herein under the caption “Risk Factors.”

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

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Use of Proceeds

Assuming the exercise of all outstanding Pre-Funded Warrants and Warrants, we estimate that the net proceeds from this offering will be approximately $15.0 million. There is no assurance that the holders of the Pre-Funded Warrants or Warrants will elect to exercise any or all of such Pre-Funded Warrants or Warrants. The exercise price of the Pre-Funded Warrants is $0.0001 per share and the exercise price of the Warrants is $2.50 per share. The likelihood that holders will exercise their Warrants is highly dependent upon the trading price of our Common Stock. On October 2, 2025, the last reported sales price of our Common Stock on Nasdaq was $2.00 per share. If the trading price for our Common Stock is less than the exercise price of the Warrants, we believe holders of the Warrants will be unlikely to exercise their Warrants

We intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes. This may include, but is not limited to, capital expenditures, research and development expenditures and acquisitions of new technologies or businesses.

Although we have identified some potential uses of the net proceeds to be received from this offering, we cannot specify these uses with certainty. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates. Our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not positively impact our results of operations or increase the market value of our securities.

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Dividend Policy

We have never declared or paid dividends on our Common Stock and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.

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SECURITIES MARKET INFORMATION

Market Information

Our Common Stock is listed on Nasdaq under the symbol “BIVI” and the Warrants are listed on Nasdaq under the symbol “BIVIW.” On October 2, 2025, the last reported sales price of our Common Stock on Nasdaq was $2.00 per share and the last reported sales price of our Warrants on Nasdaq was $2.00 per share.

Holders

As of September 30, 2025, there were 76 holders of record of our Common Stock and 1 holder of record of our Warrants.

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Description of Securities

The following description is a summary of some of the terms of our securities, our organizational documents and Nevada law. The descriptions in this prospectus of our securities and our organizational documents do not purport to be complete and are subject to, and qualified in their entirety by reference to, our organizational documents, copies of which have been filed as exhibits to this prospectus.

General

As of September 30, 2025, our authorized capital stock consists of 800,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of which 7,540,316 were issued and 7,537,480 shares were outstanding; and 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which were issued and outstanding. The authorized and unissued shares of Common Stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of our Common Stock.

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our Articles of Incorporation and Bylaws do not provide for cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future. All of our outstanding shares of Common Stock are fully paid and nonassessable.

Our Common Stock is listed on Nasdaq under the symbol “BIVI.” The transfer agent and registrar for our Common Stock is West Coast Stock Transfer, Inc., Encinitas, California.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus form a part.

Term

The Pre-funded Warrants will not expire until they are fully exercised.

Exercisability

The Pre-Funded Warrants are exercisable at any time until they are fully exercised. The Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional shares of our Common Stock will be issued in connection with the exercise of a Pre-Funded Warrant. The holder of a Pre-Funded Warrant may also satisfy its obligation to pay the exercise price through a “cashless exercise,” in which the holder receives the net value of the Pre-Funded Warrants in shares of our Common Stock determined according to the formula set forth in the Pre-Funded Warrant.

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Exercise Limitations

Under the terms of the Pre-Funded Warrants, the Company may not effect the exercise of any such Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any such Pre-Funded Warrant, if, upon giving effect to such exercise, the aggregate number of shares of our Common Stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of our Common Stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such Pre-Funded Warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.

Exercise Price

The exercise price of the Pre-Funded Warrants is $0.0001 per share. The exercise price of the Pre-Funded Warrants and the number of shares of our Common Stock issuable upon exercise of the Pre-funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.

Transferability

Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We do not intend to list the Pre-Funded Warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

Upon the consummation of a fundamental transaction (as described in the Pre-Funded Warrants, and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding shares of Common Stock), the holders of the Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Pre-Funded Warrants. Notwithstanding the foregoing, in the event of a fundamental transaction where the consideration consists solely of cash, solely of marketable securities or a combination of cash and marketable securities, then each Pre-Funded Warrants shall automatically be deemed to be exercised in full in a cashless exercise effective immediately prior to and contingent upon the consummation of such fundamental transaction.

No Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of Common Stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our shares of Common Stock, including any voting rights, until such holder exercises the Pre-Funded Warrant.

Warrants

The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus form a part.

Term

The Warrants are immediately exercisable and will expire on the fifth (5th) anniversary of the original issuance date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

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Exercisability

The Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of any Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding Common Stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. No fractional shares of our Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of our Common Stock underlying the Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of our Common Stock determined according to a formula set forth in the Warrants.

Exercise Price

Each Warrant has an initial exercise price per share equal to $2.50.

Warrant Agent

Pursuant to a warrant agent agreement between us and West Coast Stock Transfer, Inc., as warrant agent, the Warrants were issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

The Warrants are listed on Nasdaq under the symbol “BIVIW”. The warrant agent is West Coast Stock Transfer, Inc., Encinitas, California.

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No Rights as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (“NRS”) generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, such prohibition extends beyond the expiration of the two-year period, unless:

•	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

•	the combination meets specified statutory requirements.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

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A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing our board of directors and management. According to our Articles of Incorporation and Bylaws, neither the holders of our Common Stock nor the holders of any preferred stock we may issue in the future have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors.

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PLAN OF DISTRIBUTION

We are offering up to 380,000 shares of Common Stock issuable upon exercise of outstanding Pre-Funded Warrants with an exercise price of $0.0001 per share and up to 6,000,000 Warrants with an exercise price of $2.50 per share. We will receive proceeds upon exercise of the Pre-Funded Warrants and Warrants. Pursuant to the terms of the Pre-Funded Warrants and Warrants, the shares of Common Stock will be distributed to those holders who deliver a duly executed notice and payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. Upon receipt of proper notice by any of the holders of the Pre-Funded Warrants or Warrants that such holder desires to exercise a Pre-Funded Warrant or Warrant, we will, within the time allotted by the agreement governing the Pre-Funded Warrant and Warrant, issue instructions to our transfer agent to issue to the holder shares of Common Stock, free of a restrictive legend. Shares of Common Stock issued to affiliates upon exercise of the Pre-Funded Warrants or Warrants will be issued free of legend but will be deemed control securities. A holder does not have the right to exercise any portion of a Pre-Funded Warrant or Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrant or Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

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Legal Matters

McGuireWoods LLP is acting as our counsel regarding securities law matters. The validity of the shares of Common Stock offered hereby will be passed upon for us by Fennemore Craig, P.C.

Experts

The balance sheets of BioVie Inc. as of June 30, 2025 and 2024, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We maintain a website at https://bioviepharma.com/. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-39015):

•	our Annual Report on Form 10-K for the year ended June 30, 2025, filed with the SEC on August 15, 2025;

•	our Definitive Proxy Statement on Form DEF 14A, filed with the SEC on September 25, 2025;

•	our Current Reports on Form 8-K, filed with the SEC on July 23, 2025 and August 11, 2025; and

•	the description of our Common Stock contained in our registration on Form 8-A (File No. 001-39015) filed with the SEC on August 25, 2020, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of this offering and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

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We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with this prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to BioVie Inc., Attention: Corporate Secretary, 680 W Nye Lane, Suite 201, Carson City, Nevada 89703. Our phone number is (775) 888-3162.

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at https://bioviepharma.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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Up to 380,000 Shares of Class A Common Stock Underlying Previously Issued Pre-Funded Warrants

Up to 6,000,000 Shares of Class A Common Stock Underlying Previously Issued Warrants

BioVie Inc.

PRELIMINARY PROSPECTUS

           , 2025

Part II

Information not required in prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth various expenses being borne by the Company in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

SEC registration fee	$5,942
FINRA filing fee	$2,750
Accounting fees and expenses	$50,000
Legal fees and expenses	$375,000
Miscellaneous expenses	$16,308
Total expenses	$450,000

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Common Stock covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the SEC, as estimated in the table above.

Item 14. Indemnification of Directors and Officers

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable as a result of any act or failure to act unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 also provides that a corporation may not indemnify a director or officer under this section with respect to an action by or on behalf of the corporation if such person has been adjudged to be liable to the corporation or for amounts paid to the corporation in settlement of such claim unless and only to the extent the court determines in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification. Indemnification under NRS 78.7502 generally may be made by the corporation only if determined to be proper under the circumstances. Such determination must be made by the stockholders, directors not a party to the action, or legal counsel.

Section 78.751 of the NRS requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer. Section 78.751 of the NRS allows a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Advancement of expenses as incurred may be required under corporation’s articles of incorporation or bylaws or by agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

II-1

Our Articles of Incorporation, as amended, and amended and restated bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

•	We shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability and loss reasonably incurred or suffered by them in connection with their service as an officer or director; and

•	We may purchase and maintain insurance, or make other financial arrangements, on behalf of any person who holds or who has held a position as a director, officer, or representative against liability, cost, payment, or expense incurred by such person

Item 15. Recent Sales of Unregistered Securities

The Company has not sold any securities within the past three years which were not registered under the Securities Act except as set forth below. The registrant believes that, unless otherwise noted, all of the transactions described in Item 15 were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

Equity Transaction with Acuitas

On July 15, 2022, the Company entered into a securities purchase agreement with Acuitas Group Holdings, LLC (“Acuitas”), pursuant to which Acuitas agreed to purchase from the Company, in a private placement, (i) an aggregate of 36,364 shares of the Company’s Common Stock at a price of $165.00 per share, and (ii) a warrant to purchase 72,728 shares of Common Stock, at an exercise price of $2.50, with a term of exercise of five years. The warrant has a down round feature that reduces the exercise price if the Company sells stock for lower price.

Placement Agent Warrants Issued in Connection with Offering on March 4, 2024

On March 4, 2024, the Company entered into a placement agency agreement with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale of up to 210,000 shares of Common Stock, at a public offering price of $100.00 per share of Common Stock and/or pre-funded warrants to purchase shares of Common Stock at a public offering price of $99.99 per pre-funded warrant, together with warrants to purchase up to 105,000 shares of Common Stock.

In connection to the offering, the Company issued warrants to the placement agent, exercisable to purchase 10,500 shares of Common Stock, representing 5% of the securities purchased at the closing of the offering, for an aggregate purchase price of $100.00, at an exercise price of $125.00 per share, which is equal to 125% of the public offering price. The placement agent warrants are exercisable from 180 days following the date of issuance in accordance with Rule 5110(g)(8)(A) of FINRA and will expire five years following the date of issuance.

The holders of the placement agent warrants may exercise the placement agent warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the placement agent warrants may also exercise the placement agent warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the placement agent warrants. The placement agent warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the placement agent warrants, the holders are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Placement Agent II Warrants Issued in Connection with Offering on September 23, 2024

On September 23, 2024, the Company entered into a placement agency agreement with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale of up to 196,080 shares of Common Stock, at a public offering price of $15.30 per share and/or pre-funded warrants to purchase shares of Common Stock, at a public offering price of $15.30 per pre-funded warrant, together with warrants to purchase up to 196,080 shares of Common Stock.

In connection to the offering, the Company issued warrants to the placement agent, exercisable to purchase 9,142 shares of Common Stock, representing 5% of the securities purchased at the closing of the offering, for an aggregate purchase price of $100.00, at an exercise price of $19.125 per share, which is equal to 125% of the public offering price. The placement agent warrants are exercisable from 180 days following the date of issuance in accordance with the 5110(g)(8)(A) of FINRA and will expire five years following the date of issuance.

The holders of the placement agent warrants may exercise the placement agent warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the placement agent warrants may also exercise the placement agent warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the placement agent warrants. The placement agent warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the placement agent warrants, the holders are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

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Private Placement Warrants and Placement Agent Warrants Issued in Connection with Offering on October 21, 2024

On October 21, 2024, the Company entered into a placement agency agreement with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale of up to 444,300 shares of the Common Stock, at a public offering price of $15.00 per share.

In a concurrent private placement, pursuant to the placement agency agreement, to issue unregistered private placement warrants to purchase 444,300 shares of Common Stock, with each private placement warrant exercisable for one share of Common Stock at an exercise price of $13.70 per share. Each private placement warrant is exercisable beginning six months from the date of issuance and will expire five years following the initial exercise date.

The holders of the private placement warrants may exercise the private placement warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the private placement warrants may also exercise the private placement warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the private placement warrants. The private placement warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the private placement warrants, the Company has the obligation to file a registration statement on Form S-1 providing for the resale by the holders of the private placement warrants of the shares of Common Stock issued and issuable upon exercise of the private placement warrants.

In connection with the offering, the Company issued warrants to the placement agent, exercisable to purchase 22,215 shares of Common Stock, representing 5% of the shares purchased at the closing of the offering, for an aggregate purchase price of $100.00, at an exercise price of $18.75 per share, which is equal to 125% of the public offering price.

The holders of the placement agent warrants may exercise the placement agent warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the placement agent warrants may also exercise the placement agent warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the placement agent warrants. The placement agent warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the placement agent warrants, the holders are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Private Placement Warrants and Placement Agent Warrants Issued in Connection with Offering on October 23, 2024

On October 23, 2024, the Company entered into a placement agency agreement with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale of up to 266,700 shares of the Common Stock, at a public offering price of $22.50 per share.

In a concurrent private placement, pursuant to the placement agency agreement, the Company issued unregistered private placement warrants to purchase 266,700 shares of Common Stock, with each private placement warrant exercisable for one share of Common Stock at an exercise price of $21.20 per share. Each private placement warrant is exercisable beginning six months from the date of issuance and will expire five years following the initial exercise date.

The holders of the private placement warrants may exercise the private placement warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the private placement warrants may also exercise the private placement warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the private placement warrants. The private placement warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the private placement warrants, the Company has the obligation to file a registration statement on Form S-1 providing for the resale by the holders of the private placement warrants of the shares of Common Stock issued and issuable upon exercise of the private placement warrants.

In connection with the offering, the Company issued warrants to the placement agent, exercisable to purchase 13,335 shares of Common Stock, representing 5% of the shares purchased at the closing of the offering, for an aggregate purchase price of $100.00, at an exercise price of $28.125 per share, which is equal to 125% of the public offering price.

The holders of the placement agent warrants may exercise the placement agent warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the placement agent warrants may also exercise the placement agent warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the placement agent warrants. The placement agent warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the placement agent warrants, the holders are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

II-3

Placement Agent Warrants Issued in Connection with Offering on October 28, 2024

On October 28, 2024, the Company entered into a placement agency agreement with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale of up to 114,600 shares of the Common Stock, at a public offering price of $28.30 per share.

In connection with the offering, the Company issued warrants to the placement agent, exercisable to purchase 5,730 shares of Common Stock, representing 5% of the shares purchased at the closing of the offering, for an aggregate purchase price of $100.00, at an exercise price of $35.375 per share, which is equal to 125% of the public offering price.

The holders of the placement agent warrants may exercise the placement agent warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the placement agent warrants may also exercise the placement agent warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the placement agent warrants. The placement agent warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the placement agent warrants, the holders are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

II-4

Item 16. Exhibits

A list of the exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Date Filed	Exhibit No.	Filed Herewith
1.1*	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger, dated April 11, 2016, among the Company, LAT Acquisition Corp and LAT Pharma, LLC	8-K	000-55292	April 15, 2016*	2.1
3.1	Articles of Incorporation of Company as filed with the Secretary of State of Nevada	S-1	333-190635	August 15, 2013	3.1
3.2	Certificate of Amendment to Articles of Incorporation	8-K	000-55292	July 22, 2016	3.1
3.3	Certificate of Amendment to Articles of Incorporation	Schedule 14C	000-55292	July 13, 2018	Appendix A
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock	8-K	000-55292	July 3, 2018	3.1
3.5	Certificate of Amendment to Articles of Incorporation	S-1	333-231136	November 22, 2019	3.6
3.6	Amended and Restated Bylaws of Company, dated June 16, 2020	10-Q	001-39015	November 10, 2021	3.5
3.7	First Amendment to the Amended and Restated Bylaws of the Company, dated March 12, 2023	8-K	001-39015	March 13, 2023	3.1
3.8	Certificate of Change	8-K	001-39015	August 1, 2024	3.1
3.9	Termination of Amendment/Certificate	8-K/A	001-39015	August 6, 2024	3.1
3.10	Certificate of Amendment	8-K/A	001-39015	August 6, 2024	3.1

II-5

4.1	Specimen Certificate representing shares of Class A Common Stock	S-1	333-231136	April 26, 2019	4.1
4.2	Form of Warrant	8-K	001-39015	September 25, 2019	4.2
4.3	Form of 10% OID Convertible Delayed Draw Debenture	8-K	001-39015	September 25, 2019	4.1
4.4	Form of Common Stock Purchase Warrant	8-K/A	001-39015	July 18, 2022	4.1
4.5	Form of Warrant to Purchase Shares of Class A Common Stock of the Company	8-K	001-39015	December 1, 2021	10.3
4.6	Form of Pre-Funded Common Stock Purchase Warrant	8-K	001-39015	March 4, 2024	4.1
4.7	Form of Common Stock Purchase Warrant	8-K	001-39015	March 4, 2024	4.2
4.8	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	March 4, 2024	4.3
4.9	Form of Pre-Funded Common Stock Purchase Warrant	8-K	001-39015	September 24, 2024	4.1
4.10	Form of Common Stock Purchase Warrant	8-K	001-39015	September 24, 2024	4.2
4.11	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	September 24, 2024	4.3
4.12	Form of Common Stock Purchase Warrant	8-K	001-39015	October 22, 2024	4.1
4.13	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	October 22, 2024	4.2
4.14	Form of Common Stock Purchase Warrant	8-K	001-39015	October 24, 2024	4.1
4.15	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	October 24, 2024	4.2
4.16	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	October 29, 2024	4.1
4.17*	Form of Pre-Funded Common Stock Purchase Warrant
4.18*	Form of Common Stock Purchase Warrant
4.19*	Form of Representative’s Warrant Agreement (included as Exhibit A to Exhibit 1.1)
4.20*	Form of Warrant Agent Agreement
5.1*	Opinion of Fennemore Craig, P.C.
5.2*	Opinion of McGuireWoods LLP
10.1	BioVie Inc. 2019 Omnibus Equity Incentive Plan	Schedule 14C	000-55292	May 8, 2019	Appendix D
10.2	Asset Purchase Agreement, dated April 27, 2021, among the Company, NeurMedix, Inc. and Acuitas Group Holdings, LLC	8-K	001-39015	April 27, 2021	2.1
10.3	Amendment No. 1 of the Asset Purchase Agreement, dated May 9, 2021, among the Company, NeurMedix, Inc. and Acuitas Group Holdings, LLC	8-K	001-39015	May 10, 2021	2.2
10.4	Amendment No. 2 to the Asset Purchase Agreement, dated January 13, 2023, among the Company, Acuitas Group Holdings, LLC and Acuitas Group Holdings, LLC	10-Q	001-39015	May 12, 2023	10.1
10.5	Employment Offer & Agreement, between Chris Reading and the Company, dated June 18, 2021	10-Q	001-39015	November 10, 2021	10.14

II-6

10.6	Employment Offer & Agreement, between Clarence Ahlem and the Company, dated June 18, 2021	10-Q	001-39015	November 10, 2021	10.15
10.7	Employment Offer & Agreement, between Joanne Wendy Kim and the Company, dated June 26, 2021	10-Q	001-39015	November 10, 2021	10.16
10.8	Employment Offer & Agreement, between Penelope Markham and the Company, dated September 7, 2021	10-Q	001-39015	November 10, 2021	10.17
10.9	Employment Offer & Agreement, between Joseph Palumbo and the Company, dated September 3, 2021	10-Q	001-39015	November 10, 2021	10.18
10.10	Loan and Security Agreement, dated November 30, 2021, among the Company, Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P.	8-K	001-39015	December 1, 2021	10.1
10.11	Supplement to Loan and Security Agreement, dated November 30, 2021, among the Company, Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P.	8-K	001-39015	December 1, 2021	10.2
10.12	Securities Purchase Agreement, dated July 15, 2022, by and between the Company and Acuitas Group Holdings, LLC	8-K/A	001-39015	July 18, 2022	10.1
10.13	Controlled Equity OfferingSM Sales Agreement, dated August 31, 2022, among the Company, Cantor Fitzgerald & Co. and B. Riley Securities, Inc.	8-K	001-39015	August 31, 2022	1.1
10.14	Amended and Restated Registration Rights Agreement, dated August 15, 2022, by and between BioVie Inc. and Acuitas Group Holdings, LLC	10-Q	001-39015	November 4, 2022	10.2
21.1*	List of Subsidiaries
23.1	Consent of EisnerAmper LLP					X
23.2*	Consent of Fennemore Craig, P.C. (included in Exhibit 5.1)
23.3*	Consent of McGuireWoods LLP (included in Exhibit 5.2)
24.1*	Power of Attorney (included on the signature page to the initial filing of this Registration Statement on Form S-1)
107*	Filing Fee Table

*	Previously filed.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-7

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson City, State of Nevada, on October 3, 2025.

BIOVIE INC.

By:	/s/ Cuong Do
Cuong Do
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cuong Do	President and Chief Executive Officer, Director	October 3, 2025
Cuong Do	(Principal Executive Officer)

*	Chief Financial Officer	October 3, 2025
Joanne Wendy Kim	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors	October 3, 2025
Jim Lang

*	Director	October 3, 2025
Sigmund Rogich

*	Director	October 3, 2025
Michael Sherman

*	By:	/s/ Cuong Do
Cuong Do Attorney-In-Fact

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